Exhibit 99.5

LOCK-UP AGREEMENT

This Lock-Up Agreement (the "Agreement") is entered into as this date between the following parties:

1.	LISABETH S. SANDER, a Brazilian citizen, divorced, businesswoman, holder of Brazilian identity card (RG) No. 3.558.402-6 SSP/SP, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 698.932.768-53, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Henrique Monteiro, No. 90, 15th floor, Suite 152 (part), Pinheiros, ZIP Code 05423-020 ("Lisabeth");

2.	NINA GUPER SANDER, a Brazilian citizen, married, businesswoman, holder of Brazilian identity card (RG) No. 25.020.841-6 SSP/SP, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 220.352.198-84, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Henrique Monteiro, No. 90, 15th floor, part of suite 152, Pinheiros, ZIP Code 05423-020 ("Nina");

3.	JULIA GUPER SANDER, a Brazilian citizen, married, businesswoman, holder of Brazilian identity card (RG) No. 25.020.842-8 SSP/SP, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 229.788.398-64, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Henrique Monteiro, No. 90, 15th floor, part of suite 152, Pinheiros, ZIP Code 05423-020 ("Julia");

4.	JANET GUPER, a Brazilian citizen, divorced, businesswoman, holder of Brazilian identity card (RG) No. 5.847.952 SSP/SP, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 029.123.398-80, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Henrique Monteiro, No. 90, 15th floor, part of suite 152, Pinheiros, ZIP Code 05423-020 ("Janet");

5.	ALAN TERPINS, Janet's son, a Brazilian citizen, married, advertising executive, holder of Brazilian identity card (RG) No. 27.753.549-9 SSP/SP, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 270.904.498-66, with a business address at Avenida Brigadeiro Faria Lima, No. 1.355, 10th floor, Jardim Paulistano, ZIP Code 01452-919 ("Alan");

6.	BIANCA TERPINS GARCIA, a Brazilian citizen, married, animal scientist, holder of Brazilian identity card (RG) No. 14.006.980 SSP/MG, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 772.362.541-34, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Henrique Monteiro, No. 90, 15th floor, part of suite 152, Pinheiros, ZIP Code 05423-020 ("Bianca");

7.	DIEGO GUPER GERSGORIN, a Brazilian citizen, married, investor and businessman, holder of Brazilian identity card (RG) No. 53.234.343 SSP/SP, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 012.934.221-18, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Henrique Monteiro, No. 90, 15th floor, part of suite 152, Pinheiros, ZIP Code 05423-020 ("Diego");

8.	PEDRO NOAH HORNETT GUPER, a Brazilian citizen, married, student, holder of Brazilian identity card (RG) No. 43.626.077-3 SSP/SP, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 316.521.178-73, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Henrique Monteiro, No. 90, 15th floor, part of suite 152, Pinheiros, ZIP Code 05423-020 ("Pedro Noah");

9.	IAN BARUCH HORNETT GUPER, a Brazilian citizen, single, student, holder of Brazilian identity card (RG) No. 43.626.029-3 SSP/SP, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 316.520.818-28, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Henrique Monteiro, No. 90, 15th floor, part of suite 152, Pinheiros, ZIP Code 05423-020 ("Ian Baruch");

10.	RAFAEL PROVENZALE GUPER, a Brazilian citizen, married, student, holder of Brazilian identity card (RG) No. 39.238.985-X SSP/SP, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 363.553.538-95, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Henrique Monteiro, No. 90, 15th floor, part of suite 152, Pinheiros, ZIP Code 05423-020 ("Rafael");

11.	GABRIEL PROVENZALE GUPER, a Brazilian citizen, married, student, holder of Brazilian identity card (RG) No. 50.531.841-6 SSP/SP, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 389.673.388-56, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Henrique Monteiro, No. 90, 15th floor, part of suite 152, Pinheiros, ZIP Code 05423-020 ("Gabriel");

all of whom are hereby represented by their duly appointed attorney-in-fact, Mr. Ricardo Madrona Saes, a Brazilian citizen, single, attorney-at-law, enrolled with the Brazilian Individual Taxpayers' Registry (CPF/MF) under No. 091.952.288-29 and registered with the Brazilian Bar Association, São Paulo Chapter (OAB/SP) under No. 140.202, with business address at Avenida Brigadeiro Faria Lima, No. 3064, 11th floor, Jardim Paulistano, ZIP Code 01451-000, São Paulo, State of São Paulo. The parties identified above are hereinafter collectively referred to as the "Shareholders" or the "Parties" and individually as a "Shareholder" or a "Party";

WHEREAS:

(i)	on December 19, 2025, the Shareholders, in their capacity as shareholders of Suzano Holding S.A., enrolled with the Brazilian Corporate Taxpayers' Registry (CNPJ/MF) under No. 60.651.809/0001-05 ("SH"), entered into, together with the other shareholders of SH (the "Max Group"), the agreement titled “Shareholders' Agreement of Suzano Holding S.A.”, governing the disproportionate reductions of SH's capital stock to be carried out annually (or any other structure that the Parties may adopt), the cancellation of the shares issued by SH and held by the Shareholders, and the delivery to the Shareholders of common shares issued by Suzano S.A., a publicly held company with its registered office located at Av. Professor Magalhães Neto, No. 1752, 10th floor, rooms 1009 to 1011, Pituba, ZIP Code 41810-012, Salvador, State of Bahia, enrolled with the Brazilian Corporate Taxpayers' Registry (CNPJ/MF) under No. 16.404.287/0001-55 ("Suzano S.A." or "Company", and "Max Group-SH Agreement")

(ii)	pursuant to the Max Group-SH Agreement, general meetings of SH's shareholders were held on June 18, 2026, at which the shareholders approved (a) the conversion of the Class A preferred shares ("PNA") and the Class B preferred shares ("PNB"); and (b) the first capital reduction contemplated by the Max Group-SH Agreement, with the resulting delivery of shares of the Company to the Shareholders, subject to Article 174 of the Brazilian Corporation Law1, such that the Shareholders wish to formalize the restriction prohibiting any Shareholder from transferring the shares issued by Suzano S.A. that such Shareholder receives pursuant to the Max Group-SH Agreement;

NOW, THEREFORE, the Shareholders, acting freely and without any mistake, fraud, duress or other defect of consent, hereby enter into this Lock-Up Agreement ("Agreement") on the following terms and conditions:

1.1.        Definitions. Capitalized terms, whether used in the singular or plural, shall have the meanings assigned to them, mutatis mutandis, in the “Shareholders' Agreement of Suzano Holding S.A”. entered into by the Shareholders on February 26, 2026 ("SH-Fanny Group Agreement"), without prejudice to any other terms defined elsewhere in this Agreement, even if not set forth in this Clause 1.

1 Pursuant to the SH-Fanny Group Agreement, “Brazilian Corporation Law” means Law No. 6,404, of December 15, 1976.

1.2.        Lock-Up. Except for Authorized Transfers (as defined below), throughout the term of this Agreement ("Restriction Period"), each Shareholder undertakes not to Transfer2 any of such Shareholder's Suzano S.A. Shares3 or Subscription Rights4 in any form ("Lock-Up").

2 Pursuant to the SH-Fanny Group Agreement, “Transfer” means any transaction, whether public or private, in whole or in part, for consideration or without consideration, voluntary or involuntary, involving a sale, commitment to sell, alienation, disposition, assignment, contribution to capital, exchange, payment in kind, donation or any other form of transfer or loss of ownership of the SH Shares (or of any voting or economic rights relating to such SH Shares), including as a result of the exercise of any call option and/or put option or through any merger, consolidation, spin-off or other form of corporate reorganization. The term “Transfer,” when used as a verb, and any other correlative terms shall have corresponding meanings.

In turn, “SH Shares” means all shares and securities convertible into shares issued by SH that are, at any time and on any basis, held by the Shareholders, their successors and/or permitted assignees, including, without limitation: (i) any shares issued by the SH resulting from capital increases, bonus issues, stock splits or reverse stock splits; (ii) any shares issued by the SH resulting from the payment of dividends in shares; (iii) any shares issued by the SH resulting from the conversion or exchange of any instruments or securities; (iv) any shares issued by other companies that may be held by the Shareholders in substitution for shares held by the Shareholders in the capital stock of the SH, including as a result of any merger, spin-off, capital reduction or other corporate reorganization, except for the Suzano S.A. Shares; and (v) any subscription warrants, convertible debentures or any other instruments convertible into shares issued by the SH.

3 Pursuant to the SH-Fanny Group Agreement, “Suzano S.A. Shares” means the shares issued by Suzano S.A. that are delivered to the Shareholders as a result of the transaction contemplated in the Max Group – SH Agreement and/or other shares issued by Suzano S.A. that may become subject to the Suzano Voting Agreement, in accordance with the terms set forth therein, as well as their respective Resulting Shares.

In turn, “Resulting Shares” means (i) shares, securities or other instruments convertible into shares (or entitling the holder to receive shares) issued by Suzano S.A., including, without limitation, subscription warrants and convertible debentures, that may be subscribed for during the term of the Suzano Voting Agreement through the exercise of preemptive rights (whether statutory or contractual) and/or priority rights (in the case of issuances in which preemptive rights are excluded pursuant to Article 172 of the Brazilian Corporation Law, or the period for the exercise thereof is reduced and, in lieu thereof, subscription priority is assured) attached to the Suzano S.A. Shares held by the Shareholders (or by their respective successors and/or permitted assignees who may receive Suzano S.A. Shares from the relevant Shareholder), (ii) any shares acquired as a result of the conversion or exercise of the rights conferred by the securities or instruments referred to in item (i) above, (iii) equity interests allotted, acquired or subscribed for in substitution for the Suzano S.A. Shares held by the Shareholders (or by their respective successors and/or permitted assignees who may receive Suzano S.A. Shares from the relevant Shareholder), including as a result of exchanges, conversions, mergers (including mergers of shares), consolidations, spin-offs, capital reductions or any other type of corporate reorganization, (iv) any shares resulting from a stock split, reverse stock split, bonus issue (including through the capitalization of credits, profits or other reserves) or payment of dividends in shares in respect of the Suzano S.A. Shares held by the Shareholders (or by their respective successors and/or permitted assignees who may receive Suzano S.A. Shares from the relevant Shareholder), and (v) any other shares allotted, acquired or subscribed for, on any basis, by virtue of ownership of Suzano S.A. Shares held by the Shareholders (or by their respective successors and/or permitted assignee who may receive Suzano S.A. Shares from the relevant Shareholder).

4 Pursuant to the SH-Fanny Group Agreement, “Subscription Right” means the preemptive right to subscribe for new shares or other securities to be issued by the SH.

1.2.1. The Shareholders may freely Transfer Suzano S.A. Shares and Subscription Rights (i) to their respective Successors5; (ii) among the Shareholders, on any basis; (iii) to a Person6 wholly owned, individually or jointly, by any of the Shareholders and/or their Successors; and/or (iv) to any Person if the Transfer results from the exercise of a tag-along right pursuant to the Max Group-SH Agreement, the Company's Bylaws or applicable law (Tag-Along) (the transactions described above being referred to as "Authorized Transfers").

1.2.2. In the event of an Authorized Transfer, as a condition to the effectiveness of the Transfer of title to the Suzano S.A. Shares or the Subscription Right, the transferee of the Suzano S.A. Shares shall, concurrently with such Transfer, execute a formal and unconditional written joinder to this Agreement, in form and substance satisfactory to the remaining Shareholders, pursuant to which such transferee shall agree to comply with, and be bound by, all terms and conditions of this Agreement. The Shareholders undertake to take all steps necessary to ensure that such joinder is duly effected, while preserving the balance of powers contemplated herein.

5 Pursuant to the Max Group-SH Agreement, “Successors” means, in relation to each Shareholder, their spouses, partners, guardians, heirs, legatees or successors who become, for any reason or cause, holders of the Associated Shares and/or the voting rights inherent to them (including in the case of an incapacitated Shareholder and/or minor represented by their respective guardian(s) or guardianship council). In turn, “Associated Shares” means the shares issued by SH and held by the Shareholders as of the date of execution of the Max Group-SH Agreement, as well as any such shares that may at any time during the term of the Max Group-SH Agreement be held by the Shareholders (or by their respective Successors, Permitted Assignees or Third Parties that may receive Associated Shares), on any basis whatsoever, including by means of subscription, acquisition, bonus issuance, payment of dividends in shares, capitalization of credits, profits or other reserves, stock split, reverse stock split, or any equity interests acquired or received as a result of the ownership, at any time, of shares issued by SH, through any exchange, conversion, merger (including a merger of shares), consolidation, spin-off or other type of corporate reorganization, as well as any securities convertible into shares issued by SH. For purposes of the foregoing definition, “Permitted Assignees” means an Affiliate of the Person in question and/or the Successors of the Person in question. In turn, “Affiliate” means, with respect to a given Person or Shareholder, (a) in the case of an individual, any other Person that, at any time, directly or indirectly, is controlled by such individual, individually or through shared control with other Shareholders in such individual’s Shareholder Group and/or their respective Successors; and (b) in the case of a legal entity, any other Person that, at any time, directly or indirectly, controls, is controlled by, or is under common control with such Person. Further, “Third Parties” means any Persons that are not Shareholders or their respective Successors or Permitted Assignees.

6 Pursuant to the Max Group-SH Agreement, “Person” means any Individual, legal entity, firm, company, investment fund, corporation, mixed-economy company, trust, consortium, joint venture, condominium, universality of rights or entity without legal personality, joint undertaking or any other legal person of any nature whatsoever.

1.3.        Term. This Agreement shall become effective upon receipt by the Shareholders of the first tranche of Suzano S.A. Shares, as contemplated by the Max Group-SH Agreement, and shall remain in effect for one (1) year from the date of execution of this Agreement. Upon expiration of the term set forth above, this Agreement shall be automatically renewed for successive one-year periods unless notice to the contrary is given at least sixty (60) days before the end of the then-current term.

1.4.        Notices. All notices and communications under this Agreement shall be made in accordance with Clause 10 of the SH-Fanny Group Agreement7 and sent to the addresses specified therein and as updated pursuant to such Clause 10, the provisions of such clause are hereby incorporated into this Agreement by reference in their entirety.

7 For convenience of reference, the English translation of Clause 10 of the SH-Fanny Group Agreement is set forth below:

“10. NOTICES

10.1. All notices and communications under this Agreement shall be in writing and shall be sent both (i) by electronic mail (e-mail), with confirmation of receipt, and (ii) by letter, with acknowledgment of receipt, to the following addresses:

If to the Lisa Group:

Lisabeth S. Sander
at the address set forth in the preamble to this Agreement
E-mail: lisasander@mac.com

Nina Guper Sander
at the address set forth in the preamble to this Agreement
E-mail: ninasander@mac.com

Julia Guper Sander
at the address set forth in the preamble to this Agreement
E-mail: jusander@mac.com

If to the Janet Group:

Janet Guper
at the address set forth in the preamble to this Agreement
E-mail: janeguper@hotmail.com

Alan Terpins
at the address set forth in the preamble to this Agreement
E-mail: aterpins@me.com

Diego Guper Gersgorin
at the address set forth in the preamble to this Agreement
E-mail: diegoguper@hotmail.com

Bianca Terpins Garcia
at the address set forth in the preamble to this Agreement
E-mail: bibat@terra.com.br

If to the David Group:

Pedro Noah Hornett Guper
at the address set forth in the preamble to this Agreement
E-mail: noah1818@mac.com

Ian Baruch Hornett Guper
at the address set forth in the preamble to this Agreement
E-mail: ian123@mac.com

If to the André Group:

Rafael Provenzale Guper
at the address set forth in the preamble to this Agreement
E-mail: rguper@me.com

1.5.        Filing and Representatives. If this Agreement is filed at the Company's registered office, the Shareholders hereby appoint PEDRO NOAH HORNETT GUPER, ALAN TERPINS and RICARDO MADRONA SAES, each identified above, as their representatives for purposes of Article 118, Paragraph 10, of the Brazilian Corporation Law, each acting severally and regardless of the order in which they are named. The representatives identified above may be replaced by a decision of the Shareholders.

1.6.        Specific Performance. This Agreement, executed electronically through the DocuSign digital platform, constitutes an extrajudicial enforcement instrument pursuant to Article 784, item III, of Law No. 13,105, dated March 16, 2015 ("Brazilian Code of Civil Procedure"), and the signatures of two (2) witnesses are not required, as permitted by Paragraph 4 of such Article. The obligations under this Agreement shall be subject to specific performance pursuant to Article 118, Paragraph 3, of the Brazilian Corporation Law, and the Shareholders acknowledge that this Agreement constitutes an extrajudicial enforcement instrument for all purposes set forth in Articles 461, 466-A, 466-B, 466-C and 632 of the Brazilian Code of Civil Procedure.

1.7.        General Provisions.

1.7.1. The terms and provisions of this Agreement shall prevail over any other shareholders' agreements of Suzano Holding S.A. previously entered into by the Shareholders to the extent they address matters covered herein, except for the Max Group-SH Agreement and the Suzano Voting Agreement8, each of which shall remain in full force and effect and shall prevail over any conflicting provisions of this Agreement.

Gabriel Provenzale Guper
at the address set forth in the preamble to this Agreement
E-mail: gaguper@hotmail.com.

10.2. Notices sent in accordance with this Clause shall be deemed received: (i) upon delivery, if delivered in person; (ii) upon receipt, if sent by mail or courier service; and (iii) if sent by fax or e-mail, on the date indicated in the applicable confirmation of receipt. The originals of any documents sent by fax or e-mail shall be forwarded to the addresses set forth above within 2 (two) business days after the relevant message is sent.

10.3. The Shareholders may change their respective addresses set forth above by giving notice thereof to all other Shareholders.

10.4. A copy of all notices sent pursuant to this Agreement shall also be sent to the Consultant (Attn.: Ricardo Madrona; e-mail: madrona@madronaadvogados.com.br)”.

8 Pursuant to the SH-Fanny Group Agreement, “Suzano Voting Agreement” means the Suzano S.A. Shareholders’ Agreement entered into on December 19, 2025, by and among the Shareholders and SH, with Suzano S.A. and the members of the Max Group intervening and consenting thereto, governing, among other matters, the exercise of voting rights by the Shareholders at shareholders’ meetings of Suzano S.A., which is binding upon the Suzano S.A. shares received by the Shareholders as a result of the capital reductions (or alternative structure) contemplated under the Max Group-SH Agreement.

1.7.2. Clauses 14.2 through 14.7 of the SH-Fanny Group Agreement9 shall apply to this Agreement and are hereby incorporated into this Agreement by reference, mutatis mutandis.

1.8.        Dispute Resolution. Clause 14.8 of the SH-Fanny Group Agreement10 shall apply to this Agreement and is hereby incorporated into this Agreement by reference, mutatis mutandis. For the avoidance of doubt, the Shareholders expressly ratify the arbitration agreement set forth in Clause 14.8 of the SH-Fanny Group Agreement and agree that it applies to this Agreement.

9 For convenience of reference, the English translation of Clauses 14.2 through 14.7 of the SH-Fanny Group Agreement is reproduced below.

“14.2. If any provision of this Agreement is held to be null, invalid or unenforceable, the validity or enforceability of the remaining provisions shall not be affected, and such remaining provisions shall remain in full force and effect. In such event, the Shareholders shall negotiate in good faith to replace the affected provision with another provision that, to the extent reasonably possible, achieves the purpose and effects originally intended.

14.3. The failure by any Shareholder to require timely compliance with any provision of this Agreement or to exercise any right or power hereunder shall not be construed as a waiver of such provision, right or power, shall not constitute a novation and shall not otherwise affect the validity of this Agreement.

14.4. Except as expressly provided otherwise in this Agreement, the provisions hereof are irrevocable and binding and shall bind the Shareholders and their respective successors, legal representatives and permitted assignees.

14.5. This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred, in whole or in part, to any third party, except as expressly provided herein.

14.6. This Agreement may only be amended by a written instrument executed by all Shareholders, and any such amendment shall become effective only upon execution thereof by all Shareholders.

14.7. This Agreement shall be governed by the laws of the Federative Republic of Brazil.”

10 For convenience of reference, the English translation of Clause 14.8 of the SH-Fanny Group Agreement is set forth below:

“14.8. Any disputes arising out of or relating to this Agreement shall be finally resolved by arbitration in accordance with the Rules of the CIESP/FIESP Chamber of Conciliation, Mediation and Arbitration (the “Rules” and the “Chamber”, respectively). The arbitration shall be conducted in Portuguese, and the seat of arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the arbitral award shall be rendered. The arbitral tribunal (the “Arbitral Tribunal”) shall decide the dispute in accordance with the substantive laws of the Federative Republic of Brazil, and any decision ex aequo et bono shall be prohibited. The Chamber shall administer the arbitral proceedings in accordance with the Rules. The Arbitral Tribunal shall be composed of 3 (three) arbitrators. One arbitrator shall be appointed by the party or parties commencing the arbitration, one arbitrator shall be appointed by the party or parties against whom the arbitration is commenced, and the third arbitrator, who shall serve as president of the Arbitral Tribunal, shall be appointed by the 2 (two) arbitrators so appointed. If there is more than one claimant or more than one respondent, the multiple claimants or multiple respondents comprising each side shall jointly appoint their respective arbitrator within the applicable period. If the interests of the multiple parties prevent them from being organized into only two distinct sides, all parties involved shall jointly appoint 2 (two) arbitrators within 15 (fifteen) days from receipt of the notice sent by the Chamber. In either case, once appointed, the 2 (two) arbitrators shall appoint, within 15 (fifteen) days from receipt of the notice sent by the Chamber, a third arbitrator, who shall serve as president of the Arbitral Tribunal. If, upon expiration of such 15 (fifteen)-day period, the Parties fail to appoint the 2 (two) arbitrators, or if the arbitrators appointed by the Parties fail to agree on the appointment of the third arbitrator, any arbitrator not yet appointed shall be appointed by the president of the Chamber or otherwise in accordance with the Rules. The costs of the arbitral proceedings, including registration fees, administrative fees, the expense fund, and the fees and expenses of the arbitrators and experts, shall be allocated among and borne by the parties to the arbitration in accordance with the Rules. Contractual attorneys’ fees, fees or expenses of assistants

1.9.       Electronic Signature. This Agreement shall be executed electronically through the DocuSign platform or any other similar platform. The Parties expressly and unequivocally acknowledge that such method of signature is legally valid, enforceable and sufficient to bind the Parties to all terms and conditions of this Agreement. If any Party electronically signs this Agreement from any other location, the place of execution of this Agreement shall, for all purposes, be the City of São Paulo, State of São Paulo, as indicated below. In addition, the date of execution of this Agreement shall, for all purposes, be the date indicated below, irrespective of the date on which the last electronic signature is affixed.

In Witness Whereof, the Shareholders execute this Agreement electronically.

São Paulo, July 17, 2026

and technical experts, and fees or expenses of legal opinion providers shall not constitute costs or expenses of the arbitral proceedings. The arbitral award shall determine the reimbursement, by the losing party or parties to the prevailing party or parties, of the costs of the arbitral proceedings, in accordance with the outcome of their respective claims and taking into account such circumstances as the Arbitral Tribunal deems relevant. The Arbitral Tribunal shall not award prevailing-party attorneys’ fees and shall not order reimbursement of contractual attorneys’ fees, fees or expenses of assistants and technical experts, or fees or expenses of legal opinion providers, all of which shall be borne by each Party in respect of its own attorneys, technical experts and legal opinion providers.

The arbitral award shall be final and binding upon the parties and shall not be subject to any appeal before the Judiciary, except for requests for correction or clarification pursuant to Article 30 of the Arbitration Law. Without prejudice to this arbitration agreement, the parties hereby elect the courts of the Judicial District of the Capital of the State of São Paulo, to the exclusion of any other courts, however privileged, to hear and decide any claims relating to: (i) the commencement of arbitration pursuant to Article 7 of the Arbitration Law; (ii) the granting of interim or emergency relief, whether precautionary or anticipatory, prior to the commencement of the arbitration; (iii) the enforcement of the arbitral award, provided that the claimant’s right to elect the competent court pursuant to Article 516, sole paragraph, of the Brazilian Code of Civil Procedure shall be preserved; (iv) the setting aside of the arbitral award pursuant to Article 32 of the Arbitration Law; (v) the enforcement of an extrajudicial enforceable instrument, including obligations to perform or refrain from performing an act and other obligations enforceable pursuant to an enforceable instrument, provided that the claimant’s right to elect the competent court pursuant to Article 781 of the Brazilian Code of Civil Procedure shall be preserved; and (vi) disputes that, under Brazilian law, may not be submitted to arbitration”.

(Signature page to the Lock-Up Agreement executed on July 17, 2026)

[electronic signature]

LISABETH S. SANDER

NINA GUPER SANDER

JULIA GUPER SANDER

JANET GUPER

ALAN TERPINS

BIANCA TERPINS GARCIA

DIEGO GUPER GERSGORIN

PEDRO NOAH HORNETT GUPER

IAN BARUCH HORNETT GUPER

RAFAEL PROVENZALE GUPER

GABRIEL PROVENZALE GUPER

by their attorney-in-fact, Ricardo Madrona Saes